Exhibit 99.1

Oclaro Q3 FY 2012 Financial Results Conference Call

April 26, 2012

1:30 PM PT

PARTICIPANTS

Corporate Participants

Alain Couder – Chairman & Chief Executive Officer

Jerry Turin – Chief Financial Officer

Jim Fanucchi – Owner, Summit IR Group

Other Participants

Kevin J. Dennean – Analyst, Citigroup Global Markets

Stan Kovler – Analyst, Morgan Stanley & Co. LLC

Christian Seiferth – Analyst, Stifel, Nicolaus & Company, Inc.

Hamed Khorsand – Analyst, BWS Financial, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon and welcome to the Oclaro Third Quarter Fiscal Year 2012 Financial Results Conference Call. As a reminder, this conference call is being recorded for replay purposes through May 3, 2012.

At this time, I would like to turn the call over to Jim Fanucchi of the Summit IR Group. Please go ahead, sir.

Jim Fanucchi, Owner, Summit IR Group

Thank you, operator, and thanks to all of you for joining us. Our speakers today are Alain Couder, Chairman and CEO; and Jerry Turin, Chief Financial Officer of Oclaro. Statements of management’s future expectations, plans, or prospects for Oclaro and its business, including statements about future financial targets and financial guidance and Oclaro’s plans for future operations, Oclaro’s pending merger with Opnext and any assumptions underlying these statements, are forward-looking statements under the Private Securities Litigation Reform Act of 1995.

There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the risk factors described in Oclaro’s most recent Annual Report on Form 10-K, most recent quarterly reports on Form 10-Q and 10-Q/A and other documents we periodically file with the SEC.

The forward-looking statements discussed today, represent Oclaro’s views as of the date of this conference call. And subsequent events and developments may cause Oclaro’s views to change. Accordingly, actual results may differ materially from those indicated by these forward-looking statements. Oclaro does not intend and is not required to update any forward-looking statements as a result of future developments.

In connection with the proposed combination between Oclaro and Opnext, Oclaro intends to file documents with the SEC including a registration statement on Form S-4 containing a joint proxy statement and prospectus. Investors and security holders are urged to read carefully the joint proxy statement and prospectus when it is filed with the SEC and other documents filed by either company with the SEC relating to the proposed combination when they are filed, because they will contain important information.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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In addition, today, we will be discussing non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, should not be considered as a substitute for or superior to measures of financial performance prepared in accordance with GAAP. A table that outlines the reconciliation between the non-GAAP financial measures to GAAP financial measures is included in our earnings release, which we have filed with the SEC, and I refer investors to this release.

I would now like to turn the call over to Jerry.

Jerry Turin, Chief Financial Officer

Thanks Jim. I’ll start out by focusing on the current quarter with Alain providing more color on strategic initiatives and market conditions among other things later in the call.

Our revenues for the quarter ended March 31, 2012 were $88.7 million compared to $86.5 million in the prior quarter. We continue to recover from the flood that hit our Thailand production last quarter and we are largely on track with these plans. Revenues in the March quarter would have been about $4 million higher if not for a short work stoppage in our Shenzhen, China facility at the end of the quarter.

From a product point of view – and here I will refer you to the revenue information in the slides provided online, our telecom component revenues were up $1.2 million in the quarter, partly due to initial shipments of 10-gig modulators that have been impacted by the flood previously.

Our telecom module revenues were down by $2.1 million with 40-gig relatively flat and a decrease in our 10-gig products. Amplification, filtering and optical routing revenues were up $3 million in the quarter, primarily as a result of increased production output on flood recovery product lines.

Industrial and consumer revenues were up $1.1 million in the quarter with high power laser revenues up as a result of flood recovery and VCSELs for consumer applications up after a seasonably weaker December quarter.

Fujitsu was our only greater than 10% customer this quarter at 16%, leaving a nice diversification of our remaining revenues broadly across our other major customers.

Our non-GAAP gross margins in the quarter were 16% compared to 13% in the previous quarter, as we made meaningful progress in recovering our gross margins towards pre-flood levels. We’re particularly pleased as March tends to be a challenging quarter on gross margins because much of the new customer pricing takes effect January 1.

R&D expense was $15 million in the quarter down from $17 million in the prior quarter as a result of our cost control efforts. SG&A expense was $14.9 million compared to $14.4 million in the prior quarter. The prior quarter had a one-time benefit for collection of a previously reserved bad debt. SG&A for the three quarters preceding December had averaged $16.8 million, so the $14.9 million in the March quarter continues to represent a significant decrease from earlier run rates.

Stock compensation included in cost of sales, R&D and SG&A in the quarter was $460,000, $350,000 and $860,000, respectively.

Our income tax provision for the quarter was $700,000. As you may have noticed from an 8-K we filed yesterday, our income tax provision for the quarter ended September 30, 2011, the first quarter of our current fiscal year is being restated to $5.6 million compared to the $1.2 million previously reported.

In this March quarter, we determined that a notice received by one of our overseas subsidiaries in the September quarter had the effect of fully impairing our loss carried forwards in that specific jurisdiction. As a results, at the September quarter end our cumulative tax provision has been revised upwards by approximately $4.4 million, which related to 2010, 2011 taxes, a reserve for uncertainty in 2010 tax positions, a reversal of a deferred tax asset and implications of foreign currency exchange differences.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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We are vigorously pursuing strategies to minimize ultimate exposure as a result of this matter. In the meantime, the impairment of these tax losses implies that our tax provision in future periods could be approximately $100,000 to $200,000 per quarter higher than otherwise depending on the level of business activities within the corresponding jurisdictions in a given period.

Our flood related expense was actually a net gain of $3.3 million. What this represents is a recovery of $6.4 million from preliminary insurance proceeds offset against $3.1 million of flood related expenses.

Our Adjusted EBITDA in the March quarter was negative $9.9 million compared to negative $14.3 million in the December quarter. This represents a bottom line improvement of $4.4 million on revenue growth of only $2.2 million, clear evidence that our profitability improvement initiatives are having an effect.

Our average shares outstanding in the quarter were 50.8 million and we anticipate a similar level at the end of the June quarter, keeping in mind that the close of the merger with Opnext, when it takes place, will increase this number accordingly.

Now, on to the balance sheet. Our cash, cash equivalents and restricted cash were $51.1 million at the end of the March quarter, compared to $54.2 million at the end of December. We drew an additional $6 million under our line of credit in the March quarter. We also received $6.4 million in the preliminary insurance advance associated with the flood. We were pleased to keep our cash balances above $50 million under the circumstances, keeping in mind that the March quarter represents the low point in cash collections associated with the December low point in flood effected revenues and billings.

We have now drawn a total of $25.5 million under our $45 million line of credit. In addition, to cash resources expected to be available under our line of credit, in the June quarter we expect to generate $10 to $15 million of cash under the Venture contract manufacturing transition we announced on March 21.

We also expect to receive substantial additional insurance proceeds in the second half of the calendar year, if not sooner, although it is difficult to estimate precise timing or amounts of these insurance proceeds.

We are also actively marketing our building for sale in Shenzhen. We also anticipate settling a Mintera related earn out with cash rather than stock during the June quarter.

Our accounts receivable at the end of March were $61.7 million compared to $59.7 million at the end of the prior quarter. Our days sales outstanding were 63 days consistent with 63 days in the December quarter and much better than 77 days a year ago.

Our inventory balances were $72.7 million at the end of March compared to $83 million at the end of December. For accounting purposes $12.5 million of inventory has been reclassified into the assets held for sale line of our balance sheet in anticipation of being transferred to Venture in accordance with that transaction. Aside from this reclassification, we held our inventories relatively consistent quarter-on-quarter.

We now have an assets held for sale balance of $20.2 million. This balance includes the inventory I just described. The net book value of our building which is for sale in Shenzhen and the net book value of certain equipment expected to be sold to Venture in the initial phases of the transition.

Our CapEx was $6.8 million in the March quarter, primarily capital related to flood recovery equipment. We continue to have no outstanding debt other than the draws under our line of credit as I described earlier. In a moment, I am going to reiterate the guidance for the June quarter provided in the press release we issued today. Before I do though, let me point out that the high end of our guidance ranges for the June 2012 quarter imply a bottom line Adjusted EBITDA improvement of close to $4 million compared to the June 2011 quarter at similar revenues.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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With that frame of reference provided, our guidance for the June 2012 quarter is as follows: revenue is expected to be in a range of $100 million to $109 million, non-GAAP gross margin expected to be in a range of 19% to 23%. Adjusted EBITDA expected to be in a range of negative $6.5 million to negative $1.0 million.

Now on to Alain.

Alain A. Couder, Chairman & Chief Executive Officer

Thank you, Jerry. So the results of the March quarter were disappointing from the revenue standpoint as Jerry just described to you. But there was some nice margin improvement which was a result of our focus on execution and I will get back to that later on in this presentation.

The other point to look at is the revenues for the June quarter are still expected to be slightly impacted by the flood, but thanks to the restructuring of the company, assuming similar revenue levels as Jerry said, Adjusted EBITDA is expected to be better than last year.

So, we have continued to focus on several strategic initiatives in the past several quarters and this has led us through the arrange the company and through several transactions to prepare the company for growth and to the scale necessary to establish profitability but also clearly this positions us as a strategic and indispensable partner to our customers. So what we have done in this quarter is announce the Venture relationship and the process to outsourcing the back-end has started and I will discuss that later.

We also announced the merger with Opnext, which puts us in the number two position in optical components and module market and our cost and margin improvement initiatives are starting to work. This established Oclaro to meet our Q3 guidance range from gross margin and EBITDA despite the short -term work stoppage in our Shenzhen factory. So, that’s what we have accomplished.

And as we have successfully delivered to these strategic initiatives, we are now fully focused on execution. So, execution is a word I repeat all across the company and we really have three priorities to execution. The first one is customer satisfaction, the flood, the work stoppage and some other issues have caused the quality of service to customers to degrade, we were not always able to deliver product on time to them. So, our first priority is to restore this very quickly.

Second priority, profitability and I also repeat that everywhere. We saw some improvements in the result that Jerry discussed. Our flood recovery efforts are largely completed, and except for two product lines, WSS and modulators, that are expected to return to full capacity by June. The 10 workday stoppage at our Shenzhen factory has been resolved and the factory is back in full production. Unfortunately, these work stoppages are becoming more common in this part of China.

And we believe the move to Malaysia will provide us with a much more stable manufacturing environment. We have begun the planning process for the first set of products that will move to Venture, which is located in Penang in Malaysia and we expect to start production in the March quarter of 2013. And to secure continuity to our customer’s in-line with our customer satisfaction priority, we plan to fully qualify each new product line in Penang before starting production in our Shenzhen facility.

Beside this move, we plan to keep a strong engineering team in Shenzhen that we have built over the past five to six years and this is a good opportunity for us to leverage this investment and be close to our Chinese customer that all together in the telecom DWDM market represents about 40% of the market.

So this is the focus on profitability that I just mentioned. Second – the third priority is integration planning. We absolutely want to deliver to what we announced in the merger with Opnext and those teams are quite excited about the opportunity. In fact, as I meet executives and people traveling around the company, I find people very motivated with this merger. This merger, I would say created a passion to win, you know. We are all coming as employees from Avanex, Bookham, Xtellus, Opnext, et cetera. We were all at some point in time Tier 2 companies. We become a Tier 1 company. And now we have an opportunity to lead in the industry. I tell you this is a quite exciting journey for many of our employees.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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The second point and even more important is that I have been talking to many customers in the past few weeks and the feedback is very positive. As the merger will reduce the number of supplier s for our customers and provide them with a larger and more stable supplier.

To make the integration succession we are going to leverage the process of engineering that we have done in the past year. I’m not going to reinvent it again. And we discussed at the announcement our goal. We are putting in place a plan to be non-GAAP operating margin positive in the December 2012 quarter and to realize $35 million to $45 million of annualized synergy by the December 2013 quarter. So that’s our third priority to make sure that all these plans to make that happen are in place at the close. At this point in time, we expect to close around the July timeframe.

Let me now after I have been talking to our priorities and our focus on execution, I would like to get to the market situation. The telecom market and what we see for this calendar year, several customers are winning new contracts and asking us for short deliveries, as a result of that. In the U.S., Verizon has clearly started to invest again in the core optical network but AT&T continues to be uncertain.

Europe remains weak. In China we see new deployments of 40G inline with our expectations and Japan is quite strong.

In the end of the year in the consumer market it is stable and inline with our expectations and the last number of product announcements in the first quarter of 2012, I think is a testament of the continued innovation and optical investment that Oclaro is delivering to its customers.

Several press releases have happened with Photonics West and OFC which are two major shows in the March quarter. At the Photonics show in January, I already in the last earnings release gave you the list of the products that we announced. So just to summarize, we have demonstrated a proven ability to raise the bar on brightness and wavelength performance to enable our customers to succeed in their market and through product leadership and the scale that we have in this business around the consumer and industrial, we are able to deliver a continuous competitive cost improvement and announced on the reliability to show our production efficiency and our manufacturing excellence.

So that’s for the Photonics West. OFC happened in the March timeframe, that’s always the major show for the industry. We announced the joint collaboration with Huawei, where we have developed a tunable laser that fast – that switch very, very fast, and which is a key component for an optimized performance of the tunable laser that delivers ultra-fast switching capabilities, which Huawei believes is the feature architecture of the core optical network.

We also announced a new tunable 100G DWDM CFP transceiver that means it is a 4x28 wavelength, and which allows to improve the spectral efficiency by 2.5. We have announced intra-node amplifiers that offset the loss inside the 100G and 400G network, and also combined with ROADM network architecture.

We also announced the 100G coherent transponder, that we call the MI8000 and it’s now fully integrated and will be delivered shortly to our customer, as sample.

We also delivered the first 1x23 WSS with 10-time faster switching speeds, that’s an important element. And now 40G and 100G coherent portfolio has continued to strengthen in term of new micro-iTLA that is three times smaller. A 100G coherent receiver that has a reduced form factor by 50%, so the space on the card is smaller than before and the new modulator that are now in volume production for 40G and for 100G.

So in summary, this year is a very exciting year for Oclaro. And our focus is and will be on execution. We plan to fully leverage investments that we have made. The reengineering of the company that we made and orchestrated during the last year and the integration with Opnext is expected to give us a scale to achieve profitability in the December quarter. So that’s quite an exciting position to be in and I would like now to open for questions.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] And the first question comes from the line of Kevin Dennean with Citi. Please go ahead.

<Q – Kevin Dennean – Citigroup Global Markets (United States)>: Great. Thanks very much. Alain and Jerry how are you?

<A – Jerry Turin – Oclaro, Inc.>: Good. Thank you.

<A – Alain Couder – Oclaro, Inc.>: Good. Thank you.

<Q – Kevin Dennean – Citigroup Global Markets (United States)>: Just wondering if you can talk about the linearity of orders through the quarter. Did you see a ramp month-over-month as you progressed over the quarter and how does that compare to as normal seasonality?

<A – Jerry Turin – Oclaro, Inc.>: Within the quarter it was pretty stable, but we’ve probably seen a pickup right at the end of the quarter and into the first few weeks.

<Q – Kevin Dennean – Citigroup Global Markets (United States)>: And Jerry just following up on that, would you say that the quarter, did they trend stronger than what you saw opening the year in terms of bookings?

<A – Jerry Turin – Oclaro, Inc.>: It’s a little bit tricky for us Kevin because – yeah because of the flood, right. So, but I think we’ve probably seen a little bit of pickup but I don’t know if I can say it’s enough to be meaningful against the demand environment.

<Q – Kevin Dennean – Citigroup Global Markets (United States)>: And then another topic on the credit line – draw of your credit line. What is – what’s the logic behind drawing the credit line, is $50 million some sort of line in the sand in terms of cash that you need to have on the balance sheet to keep customers happy?

<A – Jerry Turin – Oclaro, Inc.>: I don’t know if I would articulate that precisely but I think more in keeping relatively consistent levels quarter-on-quarter to show that we can manage close to the same levels while still having additional liquidity beyond that. That’s maybe the logic behind it.

<Q – Kevin Dennean – Citigroup Global Markets (United States)>: Okay. And last quick question from me and I’ll drop back into the queue. How should we think about CapEx for the balance of the year and what was CapEx in the quarter?

<A – Jerry Turin – Oclaro, Inc.>: Yeah. CapEx in the quarter was $6.8 million, a substantial portion of that or majority portion was flood related. We think we can probably manage within $6 million per quarter kind of on an ongoing run rate that’s significantly less than if you looked at pre-flood periods but certainly we’ve made significant investments even leading up to that period. So we should be able to manage within that sort of parameter.

<Q – Kevin Dennean – Citigroup Global Markets (United States)>: Okay, great. Thanks. I’ll drop back into the queue. Thank you.

Operator: And the next question comes from the line of Ehud Gelblum with Morgan Stanley. Please go ahead.

<Q – Stan Kovler – Morgan Stanley & Co. LLC>: Thank you. It’s actually Stan Kovler dialing in for Ehud. I just wanted to see if you could update us on outsourcing plans post Opnext. Have you settled on what portion you think will go to Venture and other partners that you have like Fabrinet?

<A – Alain Couder – Oclaro, Inc.>: No, we have not made a final decision on that. As you know, a part of the synergies we will be moving their manufacturing out of Japan and out of California. But which contract manufacturer is being studied at this point in time, we know the contract we have and we look at the pluses and minuses of the various players based on cost and based on skills as well.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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<A – Jerry Turin – Oclaro, Inc.>: Should be emphasized that until the closed period which continue to operate on our existing standalone plans as well.

<A – Alain Couder – Oclaro, Inc.>: That is correct. Very good.

<Q – Stan Kovler – Morgan Stanley & Co. LLC>: And just a follow-up on gross margin in terms of the calendar year outlook going forward should we think about at this revenue level is similar to the June 2011 revenue level at the top of the guidance that you mentioned, 23% peak is similar to what you did at that point. At higher revenue levels should we still think about the 25% level as being achievable or have the – has the pricing environment you referenced beginning in January changed any of that?

<A – Jerry Turin – Oclaro, Inc.>: I certainly see 25% as a low threshold as revenues grow. Our contribution margin is in the 45% to 50% range. We continue in the second half of the year to anticipate some of the back-end activity that still takes place in Zurich moving to Asia. We have additional internal components going into our 40-gig solutions. So, with revenue growth beyond June and those sorts of drivers and more, certainly, 25% is a low threshold that we’re thinking about.

<A – Alain Couder – Oclaro, Inc.>: Right. Another way to look at it is that we had to use some of the best engineers to recovery quickly from the flood and therefore they’ve been diverted from some margin improvement programs. They are clearly back at work, so this should start producing effect in the second half of this year.

<Q – Stan Kovler – Morgan Stanley & Co. LLC>: Thanks. And if I could just sneak one in, in terms of your other 10% customers, the other customers that you had back in 2011 that showed up on a dollar basis, $15 million, $20 million run rate customers, and I think, one of them that we know continues to do well in China and you mentioned 40-gig deployments are doing well there. So what would you attribute your flat 40-gig numbers and just maybe in terms of the customer trends that you’re seeing? When can we see, maybe a ramp on a dollar basis or on a percentage basis from other customers you had?

<A – Jerry Turin – Oclaro, Inc.>: Well, from the customer point of view, the prevailing factor is mix by manufacturing site, right. So, certain customers impacted more by the Thailand flood than others, right, which is similar to last quarter where we had a bit of a different mix of those 10% customers than typical – with the typical customers still being close to 10% and probably moving back into that sort of category as the flood recovers. Alain, do you want to comment on 40-gig.

<A – Alain Couder – Oclaro, Inc.>: I think we see strength of 40-gig here in China while we tend to see a slow down in 40-gig in the other region right now but that’s something that will be kind of the cycle, it depends on which customer wins which business. We have some customers to which we do sell a full transponder, DPSK or DQPSK or coherent and we have some other customers that seems to be the Tier 1 customers that tend to do their own design of 40G and 100G and as a result of that they buy components instead of buying transponders.

<A – Jerry Turin – Oclaro, Inc.>: Yes. Just to be clear for any folks who maybe don’t follow that is in our telecom components revenue category that – those are components for 10-gig, 40-gig, 100-gig. It’s only the transmission modules where we were speaking in terms of 40-gig being flat quarter-on-quarter and that is a transponder level.

<Q – Stan Kovler – Morgan Stanley & Co. LLC>: That’s very helpful. Thank you very much.

Operator: [Operator Instructions] And the next question comes from the line of Patrick Newton with Stifel, Nicolaus. Please go ahead.

<Q>: Hi, this is Christian Seiferth filling in for Patrick Newton. Thanks for having the call.

<A – Jerry Turin – Oclaro, Inc.>: Thanks.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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<Q – Christian Seiferth – Stifel, Nicolaus & Company, Inc.>: And if we look at your revenue guidance for the June quarter, how much would you tribute to pre-flood capacity and how much to true end demand?

<A – Jerry Turin – Oclaro, Inc.>: Well certainly, the majority is flood recovery. I think we’re seeing a fairly steady demand environment with our limited visibility still. Alain?

<A – Alain Couder – Oclaro, Inc.>: Yes. We have limited visibility, but one very clear comment – trend is that, yes, we have some that’s come as a backlog that was due to the flood. But we also are seeing that customers now want to make sure that we are actually able to produce in volume before they give us more orders. So it’s a balance between the two. And I would say they reasonably balanced at this point in time. What Jerry said is that in the last couple of weeks we have seen the order pick up.

<Q – Christian Seiferth – Stifel, Nicolaus & Company, Inc.>: Okay. And just a follow-up concerning your 100G coherent module; could you characterize customer interest in the product, number of customers currently sampling the product and when volume production is likely?

<A – Alain Couder – Oclaro, Inc.>: We will sample the product during this quarter. We have not shipped the first sample yet to the customer, but we have many customers interested. I’m not going to give you the names, but it’s several.

<Q – Christian Seiferth – Stifel, Nicolaus & Company, Inc.>: Okay. Thank you.

Operator: And the next question comes from the line of Hamed Khorsand with BWS Financial Group. Please go ahead.

<Q – Hamed Khorsand – BWS Financial, Inc.>: Hi, guys. Just a couple of questions here. First off on the revenue number you reported for this March, if I even take the $4 million of consideration, you guys are still at the low end of the guidance that you have provided previously. So what didn’t happen that you were thinking was going to happen in the quarter to hit that $97 million revenue run rate?

<A – Jerry Turin – Oclaro, Inc.>: Well, we gave the guidance range of $90 million to $97 million, so we didn’t guide to $97 million result. That said, you always try to drive towards the top end of your expectations. And being frank, if you add the $4 million, you had roughly $93 million. Comparing $93 million to just for example to $95 million to try and identify the specific trend that led to one versus the other is probably challenging. So I think it is fair to say we didn’t see a pick up in demand during the quarter and that we – like I think most of the peer group continued to see limited visibility from some of the North American carriers through the quarter.

<A – Alain Couder – Oclaro, Inc.>: But we also see our modulator line and our WSS lines in Fabrinet restart slower than expected, that can be the factor as well.

<Q – Hamed Khorsand – BWS Financial, Inc.>: Okay. So what are you assuming should happen in the June quarter to hit the top end of the range that you are providing today?

<A – Jerry Turin – Oclaro, Inc.>: A combination of execution and a reasonable demand environment based on where we see order flows trending and so forth.

<Q – Hamed Khorsand – BWS Financial, Inc.>: Okay. And then my other question is on this tax issue where $4 million is stated in the SEC that was filling and that you guys let this notice lapse, so how could you guys let a notice lapse that you guys were forced to recognize $4 million in tax liability?

<A – Jerry Turin – Oclaro, Inc.>: There was a notice received at the local level, that was an assessment of a very small dollar amount, $85 roughly, that someone at the local level paid assuming it was just a small administrative matter and the fact of the matter is there is some fine print in that payment accepted some of the fine print that didn’t surface at the corporate level until this quarter.

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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<Q – Hamed Khorsand – BWS Financial, Inc.>: Okay. All right. That’s it from me. Thank you.

<A – Jerry Turin – Oclaro, Inc.>: Thanks Hamed.

Operator: And I’m showing no further questions at this time. I would like to hand it over to Mr. Jim Fanucchi for any closing remarks.

Jim Fanucchi, Owner, Summit IR Group

Okay, Operator. And thank you and thanks to everyone for joining us today. We appreciate it and we look forward to speaking with you again when we report our financial results for the June quarter. Thank you.

Operator: Ladies and gentleman, this concludes the conference call for today. Thank you for your participation and you may now disconnect.

Forward Looking Statements

This communication, including the statements made by management, contain statements about management’s future expectations, plans or prospects of Oclaro, Inc. and its business, and together with the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) financial targets and expectations, and progress toward our target business model, including financial guidance for the fiscal quarter ending June 30, 2012 regarding revenue, non-GAAP gross margin and Adjusted EBITDA, (ii) expectations related to our pending merger with Opnext, and (iii) the impact to our operations and financial condition attributable to the flooding in Thailand. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” and other words and terms of similar meaning in connection with any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including (i) the impact to our operations and financial condition attributable to the flooding in Thailand, (ii) the impact of continued uncertainty in world financial markets and any resulting reduction in demand for our products, (iii) our ability to maintain our gross margin, (iv) the effects of fluctuating product mix on our results, (v) our ability to timely develop and commercialize new products, (vi) our ability to respond to evolving technologies and customer requirements, (vii) our dependence on a limited number of customers for a significant percentage of our revenues, (viii) our ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources than we do, (ix) the future performance of Oclaro, Inc. following the closing of acquisitions and mergers, (x) our ability to effectively and efficiently transition to an outsourced back-end assembly and test model over the next three years, (xi) the potential inability to realize the expected benefits and synergies of acquisitions and mergers, (xii) increased costs related to downsizing and compliance with regulatory compliance in connection with such downsizing, competition and pricing pressure, (xiii)the potential lack of availability of credit or opportunity for equity based financing, (xiv) the risks associated with our international operations, (xv)the outcome of tax audits or similar proceedings, (xvi) the outcome of pending litigation against the company, (xvii) our ability to increase our cash reserves and obtain financing on terms acceptable to us, and (xviii) other factors described in Oclaro’s most recent annual report on Form 10-K, most recent quarterly reports on Form 10-Q, Form 10-Q/A and other documents we periodically file with the SEC. The forward-looking statements included in this communication represent Oclaro’s view as of the date of this communication. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

San Jose, CA 95134

Oclaro Q3 FY 2012 Conference Call Transcript

Summit IR Group Inc.

April 26, 2012

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